Exhibit 99.1

Applied DNA Sciences Announces Closing of

Upsized $12.0 Million Underwritten Public Offering

STONY BROOK, N.Y., November 15, 2019 – Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the “Company”) a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing for product authenticity, traceability solutions and nucleic acid-based biotherapeutic research, today announced the closing of its previously announced underwritten public offering of 2,285,000 shares of common stock and warrants to purchase up to an aggregate of 2,285,000 shares of common stock. Each share of common stock was sold together with one warrant to purchase one share of common stock at a combined effective price to the public of $5.25 per share and accompanying warrant. Gross proceeds, before underwriting discounts and commissions and estimated offering expenses, were approximately $12.0 million, not including any amounts received upon exercise of the warrants.

The warrants are immediately exercisable at a price of $5.25 per share of common stock and will expire five years from the date of issuance. The shares of common stock and the accompanying warrants were sold together in the offering, but were issued separately.

Maxim Group LLC acted as the book-running manager and Joseph Gunnar & Co. LLC acted as a co-manager in connection with the offering.

Applied DNA has granted the underwriters a 45-day option to purchase up to an additional 342,750 shares of common stock and/or warrants to purchase up to 342,750 shares of common stock, at the public offering price less discounts and commissions.

The offering was conducted pursuant to the Company's registration statement on Form S-1 (File No. 333-233830), as amended, previously filed with and subsequently declared effective by the Securities and Exchange Commission ("SEC") on November 13, 2019 as well as the Company’s subsequent registration statement on Form S-1 (File No. 333-234664), which became effective on November 13, 2019. A final prospectus relating to the offering has been filed with the SEC and is available on the SEC's website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping, and pre-clinical nucleic acid-based therapeutic drug candidates.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion.

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Common stock listed on NASDAQ under the symbol APDN.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to the substantial doubt relating to Applied DNA’s ability to continue as a going concern, our ability to successfully enter into commercial contracts for the implementation of our CertainT® platform, the possibility of failure to make timely payment on its outstanding secured convertible notes and resulting enforcement by noteholders of remedies on collateral which includes substantially all of Applied DNA’s assets, the Company’s history of net losses, limited financial resources, limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s product candidates will advance further in the preclinical research or clinical trial process, uncertainties relating to its ability to maintain its NASDAQ listing after December 31, 2019 in light of delisting notices received and its recent hearing, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 18, 2018, as amended, and our subsequent quarterly reports on Form 10-Q filed on February 7, 2019, May 9, 2019 and August 13, 2019, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, LHA Investor Relations, 212-838-3777, shurry@lhai.com web: www.adnas.com

twitter: @APDN